Exhibit 99.1

Ingevity Corporation 5255 Virginia Avenue North Charleston, SC 29406 USA www.ingevity.com

News	Contact: Jack Maurer 843-746-8242 jack.maurer@ingevity.com

Investors: Dan Gallagher 843-740-2126 daniel.gallagher@ingevity.com
Ingevity reports preliminary fourth quarter and full year 2018 financial results

FOURTH QUARTER

•	Net sales of $278.6 million were up 21.4 percent versus the prior year quarter’s sales of $229.5 million

•
Net income of $42.1 million was down 12.3 percent versus net income in the prior year quarter of $48.0 million due to greater tax benefits from U.S. tax reform; net income as a percentage of sales was 15.1 percent, compared to 20.9 percent in the prior year quarter; diluted earnings per share were $0.99 compared to $0.97 in the prior year quarter

•
Adjusted earnings of $45.3 million were up 134.7 percent versus adjusted earnings in the prior year quarter of $19.3 million; diluted adjusted earnings per share were $1.07 versus $0.45 in the prior year quarter

•
Adjusted EBITDA of $73.3 million were up 39.4 percent versus fourth quarter 2017 adjusted EBITDA of $52.6 million; adjusted EBITDA margin of 26.3 percent improved 340 basis points versus fourth quarter 2017

FULL YEAR

•	Net sales of $1.13 billion were up 16.6 percent versus the prior year’s sales of $972.4 million

•
Net income of $181.8 million was up 25.2 percent versus net income in the prior year of $145.2 million; net income as a percentage of sales was 16.0 percent, compared to 14.9 percent in the prior year; diluted earnings per share were $3.97 compared to $2.97 in the prior year

•	Adjusted earnings of $176.1 million were up 59.9 percent versus adjusted earnings in the prior year of $110.1 million. Diluted adjusted earnings per share were $4.13 versus $2.58 in the prior year

•	Adjusted EBITDA of $320.5 million were up 32.1 percent versus 2017 adjusted EBITDA of $242.7 million; adjusted EBITDA margin of 28.3 percent improved 330 basis points versus 2017

2019 OUTLOOK

•
Company announces fiscal year 2019 guidance (inclusive of CapaTM caprolactone business acquisition which closed earlier today) of sales between $1.30 billion and $1.36 billion and adjusted EBITDA between $390 million and $410 million

The results and guidance in this release include Non-GAAP financial measures. Refer to the section entitled “Use of Non-GAAP Financial Measures” within this release.

NORTH CHARLESTON, S.C., Feb. 13, 2019 - Ingevity Corporation (NYSE:NGVT) today reported preliminary fourth quarter net sales of $278.6 million and net income of $42.1 million, representing 15.1 percent of sales. Sales were up 21.4 percent versus $229.5 million in the prior year’s fourth quarter and net income was down 12.3 percent versus $48.0 million last year due to greater tax benefits from U.S. tax reform, representing 20.9 percent of sales. The fourth quarter 2018 diluted earnings per share were $0.99 compared to $0.97 in the prior year period.

Adjusted earnings of $45.3 million were up 134.7 percent versus adjusted earnings in the prior year quarter of $19.3 million. Diluted adjusted earnings per share were $1.07 excluding certain items of $0.08 per share which are primarily costs related to the acquisition of the CapaTM caprolactone business from Perstorp Holding AB, net of an additional benefit associated with U.S. tax reform. This compares to adjusted earnings per share of $0.45 in the prior year quarter. Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) of $73.3 million were up 39.4 percent versus fourth quarter 2017 adjusted EBITDA of $52.6 million. Ingevity’s fourth quarter adjusted EBITDA margin of 26.3 percent was up 340 basis points from the prior year’s fourth quarter adjusted EBITDA margin of 22.9 percent.

For the full year, net sales were $1.13 billion and net income was $181.8 million, representing 16.0 percent of sales. Sales were up 16.6 percent versus $972.4 million in the prior year and net income increased 25.2 percent versus $145.2 million last year, representing 14.9 percent of sales. The diluted earnings per share for 2018 were $3.97 compared to $2.97 in the prior year.

Adjusted earnings of $176.1 million were up 59.9 percent versus adjusted earnings in the prior year of $110.1 million. Diluted adjusted earnings per share were $4.13 excluding certain items of $0.16 per share which are primarily costs related to the acquisition of Georgia-Pacific’s pine chemicals business and the acquisition of the Capa caprolactone business from Perstorp Holding AB, net of an additional benefit associated with U.S. tax reform. This compares to adjusted earnings per share of $2.58 in the prior year. Full year 2018 adjusted EBITDA of $320.5 million were up 32.1 percent versus 2017 adjusted EBITDA of $242.7 million. Ingevity’s 2018 adjusted EBITDA margin of 28.3 percent was up 330 basis points from the prior year’s adjusted EBITDA margin of 25.0 percent.

“We delivered an outstanding quarter that exceeded our expectations and capped off another very strong year for Ingevity,” said Michael Wilson, president and CEO, Ingevity. “In what is seasonally a slower quarter, we realized higher volumes and improved price and mix. Our profitability was additionally aided by lower raw materials costs. These positives were partially offset by higher freight and distribution costs, higher spending related to plant outages and increased legal expenses.”

Looking at the full year 2018, Wilson said that the company executed its business plans well and delivered excellent financial results. “What’s more, we made significant progress on each of the elements of our strategy thereby keeping us on track to reach our long-term Target 2022 objectives,” he said. “We’re running our business efficiently, creating value for our customers, continuing to improve our productivity, broadening our geographic reach and accelerating our organic and inorganic growth.

“Truly, our employees put forth a great effort this year,” said Wilson. “Because of them, the company is performing well, realizing our potential and continuing to reward our shareholders.”

Reportable Segment Financial Results

Performance Chemicals: Segment sales in the fourth quarter 2018 were $166.1 million, up $27.6 million, or 19.9 percent, versus prior year quarter. Segment operating profit was $21.0 million, up $10.9 million, or 108 percent, versus the prior year quarter segment operating profit. This translates to segment operating margin of 12.6 percent compared to the prior year quarter of 7.3 percent. Segment EBITDA were $30.4 million, up $15.2 million, or 100 percent, versus the prior year quarter segment EBITDA. Segment EBITDA margin rose 730 basis points to 18.3 percent.

“The sharp increase in segment revenues reflects the additive benefit of the Georgia-Pacific pine chemicals acquisition to sales to oilfield and industrial specialties customers,” said Wilson. “Growth in the oilfield application was also augmented by strength in U.S. drilling, despite some softening later in the quarter as customers reacted to uncertainty in the market. In industrial specialties, we achieved strong growth in adhesives; continued to drive sales in niche applications such as agricultural and lubricants; and benefited from higher selling prices for tall oil fatty acid (TOFA).” Wilson said that revenues in pavement technologies, while seasonally slow in North America, were supplemented by continued penetration in international markets such as Peru and China.

“We are concertedly moving toward higher margin applications sometimes at the expense of volumes in lower margin businesses, such as printing inks,” said Wilson. “The net impact of these price and mix benefits was a substantial improvement in segment margins.”

For the full year 2018, segment sales were $733.2 million, up $110.1 million, or 17.7 percent, versus 2017. Segment operating profit was $116.3 million, up $36.0 million, or 44.8 percent, versus the prior year segment operating profit. This translates to segment operating margin of 15.9 percent compared to prior year quarter of 12.9 percent. Segment EBITDA were $151.1 million, up $50.2 million, or 49.8 percent, versus the prior year segment EBITDA. Segment EBITDA margins increased 440 basis points to 20.6 percent.

Performance Materials: Segment sales in the fourth quarter 2018 were $112.5 million, up $21.5 million, or 23.7 percent, versus prior year quarter. Segment operating profit was $37.4 million, up $4.9 million, or 15.1 percent, versus the prior year quarter segment operating profit. This translates to segment operating margin of 33.2 percent compared to prior year quarter of 35.7 percent. Segment EBITDA were $42.9 million, up $5.5 million, or 14.7 percent, versus the prior year segment EBITDA. Segment EBITDA margin decreased 300 basis points to 38.1 percent.

“Volumes, particularly in sales of ‘honeycomb’ products to meet U.S. Environmental Protection Agency (EPA) Tier 3 and California LEV III automotive gasoline emission standards, drove increases in revenues and earnings,” Wilson said. “In addition, we also saw strong revenue growth in pellet products in the quarter signaling the beginning of regulatory adoption in China and, to a lesser degree, Europe of new, more stringent standards. Regulatory drivers were complemented by a 2.2 percent increase in North American light vehicle production.” Wilson also noted that the company successfully replaced an activation kiln at its Covington, Virginia, facility in October. This planned outage - along with higher legal expenses - impacted segment margins.

For the full year 2018, segment sales were $400.4 million, up $51.1 million, or 14.6 percent, versus 2017. Segment operating profit was $147.2 million, up $25.2 million, or 20.7 percent, versus the prior year segment operating profit. This translates to segment operating margin of 36.8 percent compared to prior year quarter of 34.9 percent. Segment EBITDA were $169.4 million, up $27.6 million, or 19.5 percent, versus the prior year segment EBITDA. Segment EBITDA margins increased 170 basis points to 42.3 percent.

Outlook
Ingevity announced its fiscal year 2019 guidance for sales between $1.30 billion and $1.36 billion and adjusted EBITDA between $390 million and $410 million.

“Including our acquisition of the Capa caprolactone business, at the mid-point of our guidance, we expect to increase revenues about 18 percent and earnings by almost 25 percent versus 2018,” Wilson said. “Our strategy is sound, and our people are ready and motivated to execute and turn in another strong year for Ingevity.”

Ingevity: Purify, Protect and Enhance
Ingevity provides specialty chemicals and high-performance carbon materials and technologies that purify, protect and enhance the world around us. Through a team of talented and experienced people, Ingevity develops, manufactures and brings to market products and processes that help customers solve complex problems. These products are used in a variety of demanding applications, including asphalt paving, oil exploration and production, agrochemicals, adhesives, lubricants, publication inks and automotive components that reduce gasoline vapor emissions. Headquartered in North Charleston, South Carolina, Ingevity operates from 25 locations around the world and employs approximately 1,700 people. The company is traded on the New York Stock Exchange (NYSE: NGVT). For more information visit www.ingevity.com.

Additional Information
The company will host a conference call on Thursday, Feb. 14, 2019, at 10 a.m. (Eastern Time) to discuss fourth quarter and full year 2018 fiscal results. Those who wish to participate in this event should dial 800-230-1074 (inside the U.S.) or 612-332-0107 (outside the U.S.), at least 15 minutes prior to the start of the call. In addition, a slide deck for use during the conference call will be posted on the investors section of Ingevity’s website shortly before the call begins. Replays will be available through March 14, 2019, and can be accessed at 800-475-6701 (inside the U.S.) or 320-365-3844 (outside the U.S.), with access code 463005.

Use of Non-GAAP Financial Measures

Ingevity has presented certain financial measures which have not been prepared in accordance with U.S. generally accepted accounting principles (GAAP). Definitions of our non-GAAP financial measures and a reconciliation to the most directly comparable financial measure calculated in accordance with GAAP are included in the financial schedules accompanying this news release, under the section entitled "Non-GAAP Financial Measures."

A reconciliation of net income to adjusted EBITDA as projected for 2019 is not provided. Ingevity does not forecast net income as it cannot, without unreasonable effort, estimate or predict with certainty various components of net income. These components, net of tax, include additional separation costs associated with the separation from WestRock; further restructuring and other income (charges), net; additional acquisition and other related costs in connection with the acquisition of Georgia-Pacific’s pine chemical business and Perstorp Holding AB’s Capa caprolactone business; additional pension and postretirement settlement and curtailment (income) charges; and revisions due to future guidance and assessment of U.S. tax reform. Additionally, discrete tax items could drive variability in our projected effective tax rate. All of these components could significantly impact such financial measures. Further, in the future, other items with similar characteristics to those currently included in adjusted EBITDA, that have a similar impact on comparability of periods, and which are not known at this time, may exist and impact adjusted EBITDA.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward looking statements generally include the words “may,” “could,” “should,” “believes,” “plans,” “intends,” “targets,” “will,” “expects,” “suggests,” “anticipates,” “outlook,” “continues,” “forecast,” “prospect,” “potential” or similar expressions. Forward-looking statements may include, without limitation, expected financial positions, results of operations and cash flows; financing plans; business strategies and expectations; operating plans; synergies and the potential benefits of the acquisition of Georgia-Pacific’s pine chemicals business and the acquisition of Perstorp Holding AB’s Capa caprolactone business (the “acquisitions”); capital and other expenditures; competitive positions; growth opportunities for existing products; benefits from new technology and cost-reduction initiatives, plans and objectives; markets for securities and expected future repurchase of shares, including statements about the manner, amount and timing of repurchases. Like other businesses, Ingevity is subject to risks and uncertainties that could cause its actual results to differ materially from its expectations or that could cause other forward-looking statements to prove incorrect. Factors that could cause actual results to materially differ from those contained in the forward-looking statements, or that could cause other forward-looking statements to prove incorrect, include, without limitation, risks that the expected benefits from the acquisitions will not be realized or will not be realized in the expected time period; the risk that the acquired businesses will not be integrated successfully; significant transaction costs; unknown or understated liabilities; general economic and financial conditions; international sales and operations; currency exchange rates and currency devaluation; compliance with U.S. and foreign regulations; attracting and retaining key personnel; conditions in the automotive market or adoption of alternative technologies; worldwide air quality standards; government infrastructure spending; declining volumes in the printing inks market; the limited supply of crude tall oil (“CTO”); lack of access to sufficient CTO; access to and pricing of raw materials; competition from producers of substitute products and new technologies, and new or emerging competitors; a prolonged period of low energy prices; the provision of services by third parties at several facilities; natural disasters, such as hurricanes, winter or tropical storms, earthquakes, floods, fires; other unanticipated problems such as labor difficulties including renewal of collective bargaining agreements, equipment failure or unscheduled maintenance and repair; protection of intellectual property and proprietary information; information technology security risks; government policies and regulations, including, but not limited to, those affecting the environment, climate change, tax policies, tariffs and the chemicals industry; and lawsuits arising out of environmental damage or personal injuries associated with chemical or other manufacturing processes. These and other important factors that could cause actual results or events to differ materially from those expressed in forward-looking statements that may have been made in this document are and will be more particularly described in our filings with the U.S. Securities and Exchange Commission, including our Form 10-K for the year ended December 31, 2017 and our other periodic filings.  Readers are cautioned not to place undue reliance on Ingevity’s projections and forward-looking statements, which speak only as the date thereof. Ingevity undertakes no obligation to publicly release any revision to the projections and forward-looking statements contained in this announcement, or to update them to reflect events or circumstances occurring after the date of this announcement.

TABLE OF CONTENTS

FINANCIAL SCHEDULES	Page
Condensed Consolidated Statement of Operations	Financial Schedules - Page 1
Segment Operating Results	Financial Schedules - Page 2
Condensed Consolidated Balance Sheets	Financial Schedules - Page 3
Condensed Consolidated Statements of Cash Flows	Financial Schedules - Page 4
Non-GAAP Financial Measures	Financial Schedules - Page 5
Reconciliation of Adjusted Earnings (Loss)	Financial Schedules - Page 6
Reconciliation of Adjusted EBITDA	Financial Schedules - Page 7
Reconciliation of Segment EBITDA	Financial Schedules - Page 8

INGEVITY CORPORATION
Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
In millions, except per share data	2018	2017	2018	2017
Net sales	$278.6	$229.5	$1,133.6	$972.4
Cost of sales	181.0	154.2	716.8	643.4
Gross profit	97.6	75.3	416.8	329.0
Selling, general and administrative expenses	35.9	27.9	132.4	106.4
Research and technical expenses	5.2	5.2	21.5	19.8
Separation costs	—	0.2	—	0.9
Restructuring and other (income) charges, net	0.1	0.2	(0.5)	3.7
Acquisition-related costs	6.5	3.0	10.8	7.1
Other (income) expense, net	(1.7)	(0.4)	1.0	0.5
Interest expense, net	8.0	6.5	29.8	15.8
Income (loss) before income taxes	43.6	32.7	221.8	174.8
Provision (benefit) for income taxes	1.5	(15.3)	40.0	29.6
Net income (loss)	42.1	48.0	181.8	145.2
Less: Net income (loss) attributable to noncontrolling interests	—	6.4	12.7	18.7
Net income (loss) attributable to Ingevity stockholders	$42.1	$41.6	$169.1	$126.5

Earnings (loss) per common share attributable to Ingevity stockholders
Basic	$1.01	$0.98	$4.02	$3.00
Diluted	$0.99	$0.97	$3.97	$2.97
Weighted average common shares outstanding
Basic	41.9	42.1	42.0	42.1
Diluted	42.5	42.6	42.6	42.5

Financial Schedules - Page 1

INGEVITY CORPORATION
Segment Operating Results (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
In millions	2018	2017	2018	2017
Net sales
Performance Materials	$112.5	$91.0	$400.4	$349.3
Automotive Technologies product line	103.4	82.5	362.0	312.5
Process Purification product line	9.1	8.5	38.4	36.8
Performance Chemicals	$166.1	$138.5	$733.2	$623.1
Oilfield Technologies product line	30.2	19.7	114.2	77.8
Pavement Technologies product line	26.3	25.8	178.5	163.0
Industrial Specialties product line	109.6	93.0	440.5	382.3
Total net sales	$278.6	$229.5	$1,133.6	$972.4

Segment operating profit
Performance Materials	$37.4	$32.5	$147.2	$122.0
Performance Chemicals	21.0	10.1	116.3	80.3
Total segment operating profit	$58.4	$42.6	$263.5	$202.3

Separation costs (1)	—	(0.2)	—	(0.9)
Restructuring and other income (charges) (2)	(0.1)	(0.2)	0.5	(3.7)
Acquisition and other related costs (3)	(6.5)	(3.0)	(12.2)	(7.1)
Pension and postretirement settlement and curtailment charges (income)	(0.2)	—	(0.2)	—
Interest expense, net	(8.0)	(6.5)	(29.8)	(15.8)
(Provision) benefit for income taxes	(1.5)	15.3	(40.0)	(29.6)
Net (income) loss attributable to noncontrolling interests	—	(6.4)	(12.7)	(18.7)
Net income (loss) attributable to the Ingevity stockholders	$42.1	$41.6	$169.1	$126.5
_________________
(1) Represents transaction costs associated with separation of Ingevity from WestRock. These costs are primarily related to professional fees associated with separation activities within the finance, tax and legal functions.

(2) The restructuring activity relates to Performance Chemicals for all periods presented.
(3) Charges primarily relate to legal and professional fees, inventory step-up amortization, and purchase price hedge adjustments incurred associated with acquisitions in the Performance Chemicals segment. For the twelve months ended December 31, 2018, the legal and professional fees of $6.9 million and purchase price hedge adjustments of $3.9 million are included in "Acquisition-related costs" and the inventory step-up amortization of $1.4 million are included in "Cost of sales" on the condensed statement of operations, respectively.

Financial Schedules - Page 2

INGEVITY CORPORATION
Condensed Consolidated Balance Sheets

	December 31,
In millions	2018	2017
Assets	(Unaudited)
Cash and cash equivalents	$77.5	$87.9
Accounts receivable, net	118.9	100.0
Inventories, net	191.4	160.0
Prepaid and other current assets	34.9	20.8
Current assets	422.7	368.7
Property, plant and equipment, net	523.8	438.5
Goodwill	130.7	12.4
Other intangibles, net	125.6	4.9
Restricted investment	71.2	71.3
Other assets	41.2	33.8
Total assets	$1,315.2	$929.6
Liabilities
Accounts payable	$92.9	$83.1
Accrued expenses	36.7	20.0
Other current liabilities	53.7	50.1
Current liabilities	183.3	153.2
Long-term debt including capital lease obligations	741.2	444.0
Deferred income taxes	37.2	41.3
Other liabilities	13.9	13.2
Total liabilities	975.6	651.7
Equity	339.6	277.9
Total liabilities and equity	$1,315.2	$929.6

Financial Schedules - Page 3

INGEVITY CORPORATION
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Twelve Months Ended December 31,
In millions	2018	2017
Cash flows provided by (used in) operating activities:	$252.0	$174.3
Cash flows provided by (used in) investing activities:
Capital expenditures	(93.9)	(52.6)
Payments for acquired business, net of cash acquired	(315.5)	—
Purchase of equity securities	—	(2.4)
Sale of equity securities	1.1	1.0
Other investing activities, net	(6.1)	(4.6)
Net cash provided by (used in) by investing activities	$(414.4)	$(58.6)
Cash flows provided by (used in) financing activities:
Net borrowings under our revolving credit facility	—	(111.9)
Proceeds from long-term borrowings	300.0	75.0
Debt issuance costs	(7.1)	(1.3)
Tax payments related to withholdings on vested restricted stock units	(2.5)	(1.2)
Proceeds and withholdings from share-based compensation plans, net	2.1	0.5
Repurchases of common stock under publicly announced plan	(47.4)	(6.6)
Acquisition of noncontrolling interest	(80.0)	—
Noncontrolling interest distributions	(15.3)	(12.3)
Other financing activities, net	3.9	—
Net cash provided by (used in) by financing activities	$153.7	$(57.8)
Increase (decrease) in cash, cash equivalents and restricted cash	(8.7)	57.9
Effect of exchange rate changes on cash	(1.4)	(0.5)

Change in cash, cash equivalents and restricted cash	(10.1)	57.4
Cash, cash equivalents, and restricted cash at beginning of period	87.9	30.5
Cash, cash equivalents, and restricted cash at end of period (1)	$77.8	$87.9
_______________
(1) Includes restricted cash of $0.3 million and zero and cash and cash equivalents of $77.5 million and $87.9 million as of December 31, 2018 and 2017, respectively. Restricted cash is included within "Prepaid and Other Current Assets" within the condensed consolidated balance sheets.

Financial Schedules - Page 4

Ingevity Corporation

Non-GAAP Financial Measures
Ingevity has presented certain financial measures, defined below, which have not been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and has provided a reconciliation to the most directly comparable financial measure calculated in accordance with GAAP. These financial measures are not meant to be considered in isolation or as a substitute for the most directly comparable financial measure calculated in accordance with GAAP.
We believe these non-GAAP financial measures provide management as well as investors, potential investors, securities analysts and others with useful information to evaluate the performance of the business, because such measures, when viewed together with our financial results computed in accordance with GAAP, provide a more complete understanding of the factors and trends affecting our historical financial performance and projected future results.

Ingevity uses the following non-GAAP measures:

Adjusted earnings (loss) is defined as net income (loss) attributable to Ingevity stockholders plus restructuring and other (income) charges, separation costs, acquisition and other related costs, pension and postretirement settlement and curtailment (income) charges and the income tax expense (benefit) on those items, less the benefit from U.S. Tax Reform.

Diluted adjusted earnings (loss) per share is defined as diluted earnings (loss) per common share attributable to Ingevity stockholders plus restructuring and other (income) charges, net per share, separation costs per share, acquisition and other related costs per share, pension and postretirement settlement and curtailment (income) charges per share and the income tax expense (benefit) per share on those items, less the per share tax benefit from U.S. Tax Reform.

Adjusted EBITDA is defined as net income (loss) plus provision for income taxes, interest expense, net, depreciation and amortization, restructuring and other (income) charges, separation costs and acquisition and other related costs, pension and postretirement settlement and curtailment (income) charges.

Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by Net Sales.

Segment EBITDA is defined as segment operating profit plus depreciation and amortization.

Segment EBITDA Margin is defined as Segment EBITDA divided by Net Segment Sales.

The Company also uses the above financial measures as the primary measures of profitability used by managers of the business and its segments. In addition, the Company believes Adjusted EBITDA, Adjusted EBITDA Margin, Segment EBITDA and Segment EBITDA Margin are useful measures because they exclude the effects of financing and investment activities as well as non-operating activities. These non-GAAP financial measures are not intended to replace the presentation of financial results in accordance with GAAP and investors should consider the limitations associated with these non-GAAP measures, including the potential lack of comparability of these measures from one company to another. Reconciliations of these non-GAAP financial measures are set forth within the following pages.

A reconciliation of net income to adjusted EBITDA as projected for 2019 is not provided. Ingevity does not forecast net income as it cannot, without unreasonable effort, estimate or predict with certainty various components of net income. These components, net of tax, include additional separation costs associated with the separation from WestRock; further restructuring and other income (charges), net; additional acquisition and other related costs in connection with the acquisition of Georgia-Pacific’s pine chemical business and Perstorp Holding AB’s Capa caprolactone business; additional pension and postretirement settlement and curtailment (income) charges; and revisions due to future guidance and assessment of U.S. tax reform. Additionally, discrete tax items could drive variability in our projected effective tax rate. All of these components could significantly impact such financial measures. Further, in the future, other items with similar characteristics to those currently included in adjusted EBITDA, that have a similar impact on comparability of periods, and which are not known at this time, may exist and impact adjusted EBITDA.

Financial Schedules - Page 5

INGEVITY CORPORATION
Reconciliation of Non-GAAP Financial Measures

Reconciliation of Net Income (Loss) (GAAP) to Adjusted Earnings (Loss) (Non-GAAP)

	Three Months Ended December 31,		Twelve Months Ended December 31,
In millions, except per share data (unaudited)	2018	2017	2018	2017
Net income (loss)	$42.1	$48.0	$181.8	$145.2
Less: Net income (loss) attributable to noncontrolling interests	—	6.4	12.7	18.7
Net income (loss) attributable to Ingevity stockholders (GAAP)	42.1	41.6	169.1	126.5
Restructuring and other (income) charges (1)	0.1	0.2	(0.5)	3.7
Separation costs (2)	—	0.2	—	0.9
Acquisition and other related costs (3)	6.5	3.0	12.2	7.1
Pension and postretirement settlement and curtailment charges (income)(4)	0.2	—	0.2	—
Tax effect on items above	(1.7)	(1.2)	(3.0)	(3.6)
Tax benefit from U.S. Tax Reform	(1.9)	(24.5)	(1.9)	(24.5)
Adjusted earnings (loss) (Non-GAAP)	$45.3	$19.3	$176.1	$110.1

Diluted earnings (loss) per common share (GAAP)	$0.99	$0.97	$3.97	$2.97
Restructuring and other (income) charges	—	0.01	(0.01)	0.09
Separation costs	—	0.01	—	0.02
Acquisition and other related costs	0.15	0.07	0.28	0.17
Pension and postretirement settlement and curtailment charges (income)	0.01	—	0.01	—
Tax effect on items above	(0.04)	(0.03)	(0.07)	(0.09)
Tax benefit from U.S. Tax Reform	(0.04)	(0.58)	(0.05)	(0.58)
Diluted adjusted earnings (loss) per share (Non-GAAP)	$1.07	$0.45	$4.13	$2.58

Weighted average common shares outstanding - Diluted	42.5	42.6	42.6	42.5
_______________
(1) The restructuring activity relates to Performance Chemicals for all periods presented.
(2) In connection with the separation from WestRock we have incurred pre-tax separation costs. These costs were primarily related to professional fees associated with separation activities within the finance, tax and legal functions.

(3) Charges primarily relate to legal and professional fees, inventory step-up amortization, and a purchase price hedge incurred, associated with acquisitions in the Performance Chemicals segment.
	Three Months Ended December 31,		Twelve Months Ended December 31,
In millions	2018	2017	2018	2017
Legal and professional service fees (i)	$2.6	$3.0	$6.9	$7.1
Inventory fair value step-up amortization (ii)	—	—	1.4	—
Caprolactone Acquisition purchase price hedge (i)	$3.9	$—	$3.9	$—
Acquisition and other related costs	$6.5	$3.0	$12.2	$7.1

(i) Included within "Acquisition and other related costs" on the condensed consolidated statement of operations.
(ii) Included within "Cost of sales" on the condensed consolidated statement of operations.
(4) Charges relate to pension curtailment which are included in "Cost of sales" on the condensed statement of operations.

Financial Schedules - Page 6

INGEVITY CORPORATION
Reconciliation of Non-GAAP Financial Measures

Reconciliation of Net Income (Loss) (GAAP) to Adjusted EBITDA (Non-GAAP)

	Three Months Ended December 31,		Twelve Months Ended December 31,
In millions (unaudited)	2018	2017	2018	2017
Net income (loss) (GAAP)	$42.1	$48.0	$181.8	$145.2
Provision (benefit) for income taxes	1.5	(15.3)	40.0	29.6
Interest expense, net	8.0	6.5	29.8	15.8
Separation costs	—	0.2	—	0.9
Depreciation and amortization	14.9	10.0	57.0	40.4
Restructuring and other (income) charges, net	0.1	0.2	(0.5)	3.7
Acquisition and other related costs	6.5	3.0	12.2	7.1
Pension and postretirement settlement and curtailment charges (income)	0.2	—	0.2	—
Adjusted EBITDA (Non-GAAP)	$73.3	$52.6	$320.5	$242.7

Net sales	$278.6	$229.5	$1,133.6	$972.4
Net income (loss) margin	15.1%	20.9%	16.0%	14.9%
Adjusted EBITDA margin	26.3%	22.9%	28.3%	25.0%

Financial Schedules - Page 7

INGEVITY CORPORATION
Reconciliation of Non-GAAP Financial Measures

Reconciliation of Segment Operating Profit (GAAP) to Segment EBITDA (Non-GAAP)

In millions (unaudited)	Three Months Ended December 31,		Twelve Months Ended December 31,
Performance Materials	2018	2017	2018	2017
Segment operating profit (GAAP)	$37.4	$32.5	$147.2	$122.0
Depreciation and amortization	5.5	4.9	22.2	19.8
Segment EBITDA (Non-GAAP)	$42.9	$37.4	$169.4	$141.8
Net sales	$112.5	$91.0	$400.4	$349.3
Segment operating margin	33.2%	35.7%	36.8%	34.9%
Segment EBITDA margin	38.1%	41.1%	42.3%	40.6%

Performance Chemicals
Segment operating profit (GAAP)	$21.0	$10.1	$116.3	$80.3
Depreciation and amortization	9.4	5.1	34.8	20.6
Segment EBITDA (Non-GAAP)	$30.4	$15.2	$151.1	$100.9
Net sales	$166.1	$138.5	$733.2	$623.1
Segment operating margin	12.6%	7.3%	15.9%	12.9%
Segment EBITDA margin	18.3%	11.0%	20.6%	16.2%

Financial Schedules - Page 8